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                                 PRESS RELEASE

          Coulter Pharmaceutical, Inc. Adopts Stockholder Rights Plan


Palo Alto, Calif., July 31, 1997 -- Coulter Pharmaceutical, Inc. (Nasdaq: CLTR) today announced that its Board of Directors approved the adoption of a stockholder rights plan under which all stockholders of record as of August 20, 1997, will receive rights to purchase shares of a new series of preferred stock.

The rights plan is designed to enable all Coulter Pharmaceutical, Inc. stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the company. The adoption of the rights plan is intended as a means to guard against abusive takeover tactics. Coulter Pharmaceutical, Inc. added that it was not aware of any proposed acquisition of the company.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the date of adoption. The rights will be exercisable only if a person or group acquires 20 percent or more of the Coulter Pharmaceutical, Inc. common stock or ten days (or such later period as is approved by the Board of Directors) after the announcement of a tender offer for 20 percent or more of the company's common stock. If a person acquires 20 percent or more of the common stock, all rightsholders, except the buyer, will be entitled to acquire common stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of common stock without negotiations with the board.

The rights will trade with common stock, unless and until they are separated upon the occurrence of certain future events. The company's Board of Directors may terminate the rights plan at any time or redeem the rights prior to the time 20 percent or more of common stock is acquired by a person or group. Additional details regarding the rights plan will be outlined in a summary to be mailed to all stockholders following the record date.

Coulter Pharmaceutical, Inc. is engaged in the development of novel drugs and therapies for the treatment of people with cancer. The company currently is developing a family of cancer therapeutics based upon two platform technologies: conjugated antibodies and tumor-activated peptide (TAP) pro-drugs. The company's most advanced product candidate is Bexxar(TM) (previously referred to as the B-1 Therapy) for the treatment of non-Hodgkin's lymphoma. The company also is developing a TAP pro-drug version of doxorubicin to potentially treat certain solid tumor cancers.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including uncertainties related






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to product development, uncertainties related to the need for regulatory and other government approvals, dependence on proprietary technology, uncertainty of market acceptance of Bexxar or the company's other product candidates and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. In particular, see "Item 1. Financial Business-Risk Factors" of the company's Annual Report on Form 10-K for the year ended December 31, 1996.